Exhibit 99.1

Annual Meeting of Shareholders May 23, 2019

2 Forward Looking Statement Disclaimer Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Heritage Commerce Corp’s, the holding company (“HCC”) for Heritage Bank of Commerce (“HBC”), possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. For a discussion of risk factors which could cause results to differ, please see HCC’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and HCC’s press releases. Also, please see HCC’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2019, on the announcement of the entering into an Agreement of Merger and Reorganization, dated May16, 2019 by among the HCC, HBC and Presidio Bank. Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. HCC undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

3 Heritage Commerce Corp Strategy Build a significant, well diversified, community business bank in Northern California (primarily the San Francisco Bay Area) Providing a diversified mix of lending and deposit products oriented to small and medium sized business and professional communities (and the principals thereof) Delivering products and services through full-service branch offices located in key communities throughout the footprint Building the franchise through: Organic growth New loan team de novo office locations Mergers & Acquisitions 14 Branches

4 Heritage Bank of Commerce Profile History: A community business bank founded in 1994 headquartered in San Jose, California Heritage Commerce Corp, a California corporation organized in 1997, the holding company for Heritage Bank of Commerce Relationship Banking Offers a full range of banking services to small and medium sized businesses (and their principals), and to professionals using a “Consultative” relationship banking approach Core Clientele Small to medium sized closely held businesses (and their principals and key employees) Professionals High net worth individuals Specialty Expertise SBA Lending and loan sales Dental Lending Corporate Finance/Asset-Based Lending Factoring Construction Lending Cash Management Non-profit organizations, education, and churches Homeowner Association Services

5 Heritage Commerce Corp Highlights Acquired Tri-Valley Bank in 2Q18 Acquired United American Bank in 2Q18 Added Three Branches from the Acquisitions in Livermore, Redwood City and San Mateo Reported Record Earnings of $35.3 Million for the Full Year of 2018 Celebrating Our 25th Anniversary

6 Heritage Commerce Corp Snapshot Headquartered in San Jose, California 14 Branches (1) Tangible Equity (2) Tangible Common Equity (3) Risk-Based Capital (4) Tax Equivalent Yield At or for the Quarter Ended March 31, 2019 n Total Assets 3.1 $ billion n Total Loans 1.8 $ billion n Total Deposits 2.6 $ billion n Total Shareholders' Equity 378.5 $ million n TE (1) /Tangible Assets 9.38% n TCE (2) /Tangible Assets 9.38% n Total RBC (3) Ratio 15.6% n Loans/Deposits 70.01% n Net Interest Margin(TEY) (4) 4.38% n Quarterly Cash Dividend 0.12 $ per share

HERITAGE COMMERCE CORP

Market Share

- **Ranks third amongst Independent Community Banks headquartered in the San Francisco Bay Area[1]**
  - Only independent community bank over $1 billion in assets headquartered in Santa Clara County

2018 Rank	Bank	Branch Count	Deposits in Bay Area[1] ($000)	
Top Regional Banks:				
1	Fremont Bank	20	3,426,160	
2	Mechanics Bank	27	3,195,302	
3	**Heritage Bank of Commerce**	**16**	**2,705,981**	[2]
4	Bank of Marin	15	1,678,188	
5	Sterling Bank and Trust, FSB	20	1,612,871	
6	First National Bank of Northern California	13	981,451	
7	United Business Bank	8	824,697	
8	California Bank of Commerce	3	800,103	
9	Avidbank	5	757,467	
10	Pacific Coast Banker's Bank	2	689,975	
Top National Franchises:				
1	Bank of America, NA	196	139,449,014	
2	Wells Fargo Bank, NA	229	105,278,341	
3	Silicon Valley Bank	4	45,763,506	
4	First Republic Bank	36	38,262,434	
5	JPMorgan Chase Bank, NA	199	37,504,619	
6	Bank of the West	80	29,337,088	
7	Citibank, NA	94	24,436,000	
Totals for Market:[1]				
		1,392	512,407,779	

[1] San Francisco Bay Area refers to Alameda, Contra Costa, Marin, San Francisco, San Mateo, and Santa Clara counties. Source: FDIC, Summary of Deposits as of June 30, 2018.
[2] Includes Hollister Branch which is outside of market; also includes the Half Moon Bay and San Ramon branches, which were subsequently closed.

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8 Operating Performance (in $000’s) (1) Earnings Per Share (2) Return on Average Tangible Assets (3) Return on Average Equity (4) Return on Average Tangible Equity

9 Current Balance Sheet Highlights (in $000’s) (1) Excludes time deposits $250 and over and all CDARs % Change % Change 3/31/19 12/31/18 3/31/18 from 12/31/18 from 3/31/18 n Total Assets 3,115,877 $ 3,096,562 $ 2,785,548 $ 1% 12% n Total Loans 1,848,318 $ 1,886,405 $ 1,591,201 $ -2% 16% n Core Deposits (1) 2,537,457 $ 2,536,520 $ 2,335,326 $ 0% 9% n Total Deposits 2,640,244 $ 2,637,532 $ 2,422,192 $ 0% 9% n Equity / Total Assets 12.15% 11.87% 9.73% 2% 25% n TCE / Tangible Assets 9.38% 9.05% 8.04% 4% 17% n Total RBC Ratio 15.6% 15.0% 14.7% 4% 6% For the Periods Ended:

10 Recently Announced Merger with Presidio Bank Creating a $4.0 Billion Business Bank in the San Francisco Bay Area Expands HTBK’s branch presence in the San Francisco Bay Area – an ideal geographic fit Bay Area continues to provide superior opportunities for a middle market business bank Presidio is a high quality business banking franchise with core clientele of small to mid-size business, similar to HCC Familiarity of management teams at Presidio Bank and HCC – multiple executives have worked together at prior banks Presidio leadership joining HCC team upon closing Highly attractive core deposit franchise with $729 million of low-cost, sticky funding Financially compelling projected pro forma results for HCC Scarcity Value: Presidio Bank is one of the few remaining business banks in San Francisco – no comparable franchise Significant scarcity value for this combined franchise Strategic Rationale:

11 Recently Announced Merger with Presidio Bank Headquartered in San Jose, California Pro Forma at or for the Quarter Ended March 31, 2019 n Total Assets 4.0 $ billion n Total Loans 2.6 $ billion n Total Deposits 3.4 $ billion n TE/Tangible Assets 9.0% n TCE/Tangible Assets 9.0% n Total RBC Ratio 13.6%

12 Recently Announced Merger with Presidio Bank Additional Information about the Announced Merger with Presidio Bank and Where to Find It This slide presentation to shareholders does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the HCC’s announce proposed merger transaction with Presido Bank pursuant to the terms of an Agreement of Merger and Reorganization dated May 16, 2019 by and among the HCC, Heritage Bank of Commerce and Presidio Bank, HCC will file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4. The registration statement will contain a joint proxy statement/prospectus to be (when available) distributed to the shareholders of the HCC and Presidio in connection with their vote on the Merger. SHAREHOLDERS OF the HCC AND PRESIDIO ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE JOINT PROXY STATEMENT/PROSPECTUS (WHEN AVAILABLE) THAT WILL BE PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final joint proxy statement and prospectus and other relevant materials (when they become available), and any other documents filed by HCC with the SEC, can be obtained free of charge on the SEC’s website, www.sec.gov, or on HCC’s website, www.heritagecommercecorp.com, under the “Presentations” link or the “SEC Filings” link, or by mail to HCC at 150 Almaden, San Jose, CA 95113, Attention: Debbie Reuter, Corporate Secretary, or by telephone at (408) 947-6900, or on Presidio’s website, www.presidiobank.com, under the “Media & Investor” link and then the “Investor Relations” link and then the “Documents & Financial Statements” link, or by mail to Presidio Bank at One Montgomery, Suite 2300, San Francisco, CA 94104, Attention: Cheryl Whiteside, Corporate Secretary, or by telephone at (415) 229-8405. The directors, executive officers and certain other members of management and employees of HCC may be deemed participants in the solicitation of proxies in favor of the Merger from the shareholders of HCC. Information about the directors and executive officers of HCC is included in the proxy statement for its 2019 Annual Meeting of HCC shareholders, which was filed with the SEC on April 15, 2019. The directors, executive officers and certain other members of management and employees of Presidio may be deemed to be participants in the solicitation of proxies in respect of the Merger. Information about the directors and executive officers of Presidio will be included in the joint proxy statement/prospectus provided to Presidio shareholders in connection with the approval of the Merger when it becomes available. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the Merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

For more information contact: Debbie K. Reuter Executive Vice President Chief Risk Officer & Corporate Secretary 408-494-4542 13